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                                                                      Exhibit 11
                          MARKWEST HYDROCARBON, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE

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


                                            FOR THE THREE MONTHS ENDED
                                                      MARCH 31,
                                                1997               1996
                                        --------------------------------------

Net income (pro forma for 1996)                   $4,282             $2,587

Weighted average common
 shares outstanding (pro forma for 1996)           8,485              7,908


Earnings per common share (pro forma
 for 1996)                                        $  .50             $  .33

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